Exhibit 99.1

American Midstream Reports First Quarter 2017 Results

HOUSTON, TX – May 10, 2017 – American Midstream Partners, LP (NYSE: AMID) (“American Midstream”, “AMID” or the “Partnership”) today reported financial results for the three months ended March 31, 2017.

•	Closed JP Energy merger creating platform for continued growth

•	Declared twenty-third consecutive quarterly distribution at or above MQD

•	Announces 2017 midpoint guidance, up approximately 52% from 2016

Net loss attributable to the Partnership was $30.2 million for the three months ended March 31, 2017, an increase of $19.6 million compared to the same period in 2016, primarily due to warmer than normal weather in our Propane Marketing and Services segment, merger related costs and increased interest expense due a higher average interest rate, offset by an increase in earnings from unconsolidated affiliates from additional investments in our offshore joint ventures.

Segment gross margin was $80.1 million for the three months ended March 31, 2017, an increase of 8.2% as compared to the same period in 2016, primarily due to higher margin in our Offshore and Terminalling segments that was partially offset by lower margins in our Propane Marketing and Services segment.

Adjusted EBITDA was $46.7 million for the three months ended March 31, 2017, an increase of $10.5 million or 29.0% as compared to the same period in 2016. The Partnership believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in Master Limited Partnerships to assess financial performance and operating results of ongoing business operations.

Distributable Cash Flow (“DCF”) was $23.1 million for the three months ended March 31, 2017, a decrease of 26.4% as compared to the same period in 2016, primarily due to increases in interest expense and the cash payments on preferred units. The Partnership maintained a distribution of $0.4125 per common unit representing a distribution coverage of approximately 1.1 times. The quarterly distribution was the Partnership’s twenty-third consecutive quarterly distribution since its initial public offering. The distribution will be paid May 12, 2017 to unitholders of record as of May 5, 2017.

Reconciliations of non-GAAP financial measures for gross margin, Adjusted EBITDA, Segment operating margin, and DCF to Net income (loss) attributable to the Partnership are provided within this press release.

EXECUTIVE COMMENTARY

“AMID had an exciting start to 2017. We closed the merger with JP Energy creating a solidified platform for continued growth, specifically in the Permian Basin, one of our key growth areas,” said Lynn Bourdon, President and Chief Executive Officer of American Midstream. “Building on the momentum from the acquisition, we are encouraged by new drilling activity across our entire platform, which will add throughput and cash flow. Further, we are allocating capital to our core assets to take advantage of commercial opportunities and create additional organic growth from our combined platform.”

SEGMENT PERFORMANCE

Due to our merger with JP Energy Partners being considered a transaction among entities under common control in terms of GAAP, all historical financial statements have been retrospectively adjusted to combined historical AMID and JP Energy results.

After completion of the JP Energy merger, the Partnership realigned the composition of reportable segments to focus operational and commercial efforts for maximum effectiveness. The Partnership now classifies equity earnings from unconsolidated affiliates within its respective reporting segment. This realignment provides greater insight and transparency into the assets and financial performance of AMID.

Gas Gathering and Processing

Segment gross margin was $11.3 million for the three months ended March 31, 2017, a decrease of $0.3 million or 2.6% as compared to the same period in 2016. The decrease was mostly due to increased truck and rail freight charges at our Longview plant in East Texas.

Liquid Pipelines and Services

Segment gross margin was $6.5 million for the three months ended March 31, 2017, an increase of $0.6 million or 10.2% as compared to the same period in 2016, primarily attributable to the acquisition of interests in Tri-States and Wilprise NGL pipelines in April 2016.

Natural Gas Transportation Services

Segment gross margin was $6.1 million for the three months ended March 31, 2017, an increase of $0.5 million or 8.9% as compared to the same period in 2016, primarily attributable to higher average throughput on our Magnolia system and additional revenues on our AlaTenn and MLGT systems from increased demand.

Offshore Pipelines and Services

Segment gross margin was $25.8 million for the three months ended March 31, 2017, an increase of $12.5 million or 94.0% as compared to the same period in 2016, primarily attributable to an increase in earnings in unconsolidated affiliates from continued strong performance of Delta House, the acquisition of Destin, Okeanos, and American Panther in second-quarter of 2016 as well as additional volumes on our HPGT system as we increased margin from redirecting gas due to a third-party plant outage.

Terminalling Services

Segment gross margin was $11.2 million for the three months ended March 31, 2017, an increase of $1.8 million or 19.1% as compared to the same period in 2016, primarily attributable to increases in storage revenue relating to the Harvey plant expansion of 600,000 barrels of additional capacity. Quarterly Utilization of capacity is at 98.1% versus 94.1% last year.

Propane Marketing and Services

Segment gross margin was $19.3 million for the three months ended March 31, 2017, a decrease of $9.0 million or 31.8% as compared to the same period in 2016, primarily attributable to lower NGL sales and trucking volumes due to temperatures that were 33% warmer than normal and 20% warmer than the same period of 2016.

BUSINESS HIGHLIGHTS

JP Energy Merger

On March 7, 2017, a majority of the JP Energy unitholders, other than certain affiliates, voted in favor of the agreement governing the merger of JP Energy Partners, LP and American Midstream Partners, LP. American Midstream is now a larger, more diversified midstream business operating in leading North American basins, including the Permian, Gulf of Mexico, Eagle Ford, East Texas and Bakken.

Interconnect to Dakota Access Pipeline

The Partnership announced it has entered a connection agreement with Dakota Access Pipeline, the 1,172-mile, 30-inch pipeline that extends from AMID’s Bakken formation production area to market delivery points. The new DAPL interconnect will tie into the Partnership’s Bakken crude oil gathering system that consists of interstate pipelines with capacity to transport approximately 40,000 barrels per day of crude oil.

Midla-Natchez Pipeline

We commenced operations of the Midla-Natchez Pipeline on March 31, 2017. The 55-mile, 12-inch Pipeline extends from Winnsboro, Louisiana to Natchez, Mississippi with capacity to deliver 50,000 dekatherms/day. The pipeline is supported by multiple, long-term firm transportation agreements with key customers. There are twelve delivery points to local distribution and manufacturing facilities including Louisiana Municipal Gas Authority, BASF Corporation and ATMOS Energy Corporation.

2017 ADJUSTED EBITDA AND CAPITAL EXPENDITURE OUTLOOK

The Partnership expects 2017 Adjusted EBITDA to be in the range of $190 million to $205 million with the mid-point up approximately 52% from 2016. Non-acquisition growth capital spending is expected to be in the range of $65 million to $85 million with maintenance capital in the range of $12 million to $16 million. Annualized distribution coverage is expected to be in the range of 1.1 to 1.2 times.

Consistent with AMID’s strategy of simplifying and concentrating its asset portfolio, the Partnership is evaluating the monetization of certain assets to serve as a source of capital to help fund the Partnership’s pipeline of growth projects and acquisitions. The potential sale of select, non-core assets would allow the Partnership to focus its efforts to create operational density within its core Gulf Coast, East Texas, and Permian Basin assets. Any such divestiture could provide AMID with increased financial flexibility to execute accretive capital projects and acquisitions without relying on equity issuance while maintaining targeted leverage levels.

Adjusted EBITDA is a non-GAAP measure. Please read “Non-GAAP Financial Measures.”

CAPITAL MANAGEMENT

On December 28, 2016, the Partnership closed on the issuance of its inaugural debt offering of $300 million 8.50% senior unsecured notes due December 15, 2021. The Partnership used the net proceeds to repay approximately $199 million and terminate the revolving credit facility of JP Energy. Remaining funds were used to reduce borrowings under the Partnership’s new senior secured revolving credit facility.

On March 20, 2017, the Partnership announced it has amended and upsized its secured revolving credit facility from $750 million to $900 million. The amended credit facility also provides an accordion feature allowing for an additional $200 million of capacity resulting in a maximum borrowing capacity of $1.1 billion.

As of March 31, 2017, the Partnership had $1.0 billion of total debt outstanding, comprised of $645 million outstanding under its senior secured revolving credit facility, $300 million senior ensured notes and $60 million of 3.77% non-recourse senior secured notes. The Partnership had leverage of approximately 4.6 times with a maximum leverage ratio of 5.5 times. For the three months ended March 31, 2017, capital expenditures totaled $20.2 million, including $2.0 million of maintenance capital expenditures.

In recognition of the historically warm weather that adversely impacted the Propane Marketing and Services segment and the transition-related impacts of the pending merger during the quarter, affiliates of ArcLight Capital Partners, LLC (“ArcLight”), the majority owner of our general partner, have committed to providing a reimbursement of $9.6 million relating to pre-merger JP Energy. This is incremental to the commitments made in the support agreement that was executed in conjunction with the merger with JP Energy.

In the first quarter, the Partnership’s Series C and D Preferred Units will be paid in 100% cash. Series A Preferred Units will be paid in half cash and half paid-in-kind. All Preferred Units will be paid at a rate consistent with the LP units of $0.4125 per units.

RISK MANAGEMENT

The Partnership periodically enters into risk management contracts to minimize the impact of commodity price changes associated with natural gas, natural gas liquids (“NGL”), crude oil and interest rates. Through year end 2017, the Partnership has hedged 82% of fixed price propane volumes and has not hedged any of its equity production. In order to mitigate the impact of rising interest rates on floating rate debt, the Partnership has entered into $550 million in interest rate swaps at an average rate of 1.3% extending from 2017 through 2022.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Wednesday, May 10, 2017 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Date:	Wednesday, May 10, 2017
Time:	10:00 AM ET / 9:00 AM CT
Dial-In Numbers:	(877) 201-0168 (Domestic toll-free)
(647) 788-4901 (International)
Conference ID:	16668206

Webcast URL:	www.AmericanMidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” “Operating Margin,” “Segment Operating Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures. In addition, a “Note About Non-GAAP Financial Measures” is set forth later in this press release.

About American Midstream Partners, LP

American Midstream Partners, LP is a growth-oriented limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific onshore and offshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 4,000 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 80 MBbl/d of crude oil and 200 MMcf/d of natural gas; and terminal sites with approximately 6.7 MMBbls of storage capacity. The Partnership owns the third largest cylinder exchange business and one of the largest regional retail propane providers.

For more information about American Midstream Partners, LP, visit www.americanmidstream.com.

Investor Contact

Mark Buscovich, (346) 241-3467

mbuscovich@americanmidstream.com

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of 2017 financial performance, consummation of transactions, operational volumetrics and improvements, growth projects, distributions, cash flows and capital expenditures. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “potential,” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the Securities and Exchange Commission (“SEC”). Risks we face include risks associated with the pending merger with JP Energy Partners, the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with growth and acquisitions, operational issues, actions by regulatory agencies and third parties and industry and market conditions. Please see our “Risk Factor” and other disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 28, 2017, and in our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$16,919	$5,666
Property, plant and equipment, net	1,142,302	1,145,003
Intangible assets, net	218,015	225,283
Investment in unconsolidated affiliates	284,896	291,988
Other assets, net	384,111	681,381

Total assets	$2,046,243	$2,349,321

Liabilities, Equity and Partners’ Capital
Current portion of debt	$3,223	$5,485
3.77% Senior notes (Non-recourse)	55,895	55,979
8.50% Senior notes	292,200	291,309
Long-term debt	644,842	888,250
Other liabilities, net	184,956	189,051
Convertible preferred units	336,271	334,090
Partners’ capital
General Partner interests (688 thousand and 680 thousand units issued and outstanding as of March 31, 2017 and December 31, 2016, respectively)	883	293
Limited Partner interests (51,631 thousand and 51,351 thousand units issued and outstanding as of March 31, 2017 and December 31, 2016, respectively)	511,604	569,228
Other equity and partners capital	(22)	(40)
Noncontrolling interests	16,391	15,676

Total liabilities, equity and partners’ capital	$2,046,243	$2,349,321

American Midstream Partners, LP and Subsidiaries

Consolidated Statements of Operations

(Unaudited, in thousands, except for per unit amounts)

	Three Months ended March 31,
	2017	2016
Revenue	$199,889	$143,614
Gain (loss) on commodity derivatives, net	(257)	(238)

Total revenue	199,632	143,376

Operating expenses:
Purchases of natural gas, NGLs and condensate	132,785	73,938
Direct operating expenses	30,088	30,575
Corporate expenses	32,844	21,101
Depreciation, amortization and accretion expense	29,351	25,041
(Gain) loss on sale of assets, net	(228)	1,122

Total operating expenses	224,840	151,777

Operating loss	(25,208)	(8,401)
Other income (expense):
Interest income (expense)	(17,966)	(8,302)
Other (income) expense	14	31
Earnings in unconsolidated affiliates	15,402	7,343

Income (loss) from continuing operations before tax	(27,758)	(9,329)
Income tax expense	(1,123)	(735)

Income (loss) from continuing operations	(28,881)	(10,064)
Loss from discontinued operations, net of tax	—	(539)

Net income (loss)	(28,881)	(10,603)

Less: Net income (loss) attributable to noncontrolling interests	1,303	(3)

Net income (loss) attributable to the Partnership	$(30,184)	$(10,600)

General Partner’s interest in net income (loss)	$(420)	$(97)

Limited Partners’ interest in net income (loss)	$(29,764)	$(10,503)

Distribution declared per common unit	$0.4125	$0.4725
Limited Partners’ net loss per common unit:
Basic and diluted:
Loss from continuing operations	$(0.75)	$(0.32)
Loss from discontinued operations	—	(0.01)

Net loss	$(0.75)	$(0.33)

Weighted average number of common units outstanding:
Basic and diluted	51,451	50,925

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three months ended March 31,
	2017	2016
Cash flows from operating activities
Net income (loss)	$(28,881)	$(10,603)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	29,351	25,252
Unrealized loss on derivatives contracts, net	1,273	1,382
(Gain) loss on sale of assets	(228)	1,008
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed	4,252	12,229

Net cash provided by operating activities	5,767	29,268

Cash flows from investing activities
Acquisition of investments in unconsolidated affiliates	—	(3,546)
Additions to property, plant and equipment	(20,221)	(26,319)
Restricted cash	299,313	—
Other cash flows from investing activities, net	7,293	17,298

Net cash used in investing activities	286,385	(12,567)

Cash flows from financing activities
Proceeds from issuance of common units, net of offering costs	(72)	(104)
Borrowings on credit agreement	82,500	71,750
Payments on credit agreement	(325,908)	(59,450)
Other cash flow from financing activities, net	(37,419)	(29,345)

Net cash provided by financing activities	(280,899)	(17,149)

Net increase (decrease) in cash and cash equivalents	11,253	(448)

Cash and cash equivalents
Beginning of period	5,666	1,987

End of period	16,919	1,539

American Midstream Partners, LP and Subsidiaries

Reconciliation of Net income (loss) attributable to the Partnership to

Adjusted EBITDA and Distributable Cash Flow

(Unaudited, in thousands)

	Three months ended March 31,
	2017	2016

Reconciliation of Net income (loss) attributable to the Partnership to Adjusted EBITDA:

Net income (loss) attributable to the Partnership	$(30,184)	$(10,600)
Add:
Depreciation, amortization and accretion expense	29,071	25,041
Interest expense	14,935	7,600
Debt issuance costs	1,402	323
Unrealized (gain) loss on derivatives, net	1,273	1,382
Non-cash equity compensation expense	4,038	1,643
Transaction expenses	8,618	1,073
Income tax expense	1,123	735
Discontinued operations	—	176
Distributions from unconsolidated affiliates	22,494	13,515
General Partner contribution	9,614	1,500
Deduct:
Earnings in unconsolidated affiliates	15,402	7,343
Other, net	28	(23)
Gain (loss) on sale of assets, net	228	(1,122)

Adjusted EBITDA	$46,726	$36,190

Deduct:
Interest expense	14,898	3,260
Maintenance capital	2,008	1,550
Series A, C and D Convertible Preferred Cash Payment	6,707	—

Distributable Cash Flow	$23,113	$31,380

Limited Partner Distributions	$21,339	$24,716

Distribution Coverage	1.1x	1.3x

American Midstream Partners, LP and Subsidiaries

Reconciliation of Total Gross Margin to Net income (loss) attributable to the Partnership

(Unaudited, in thousands)

	Three Months ended March 31,
	2017	2016
Reconciliation of Segment Gross Margin to Net income (loss) attributable to the Partnership
Gas Gathering and Processing Services segment gross margin	$11,251	$11,619
Liquid Pipelines and Services segment gross margin	6,470	5,850
Natural Gas Transportation Services segment gross margin	6,119	5,563
Offshore pipelines and services segment gross margin	25,802	13,265
Terminalling Services segment gross margin	11,160	9,443
Propane Marketing Services segment gross margin	19,302	28,305

Total Segment Gross margin	80,104	74,045
Less:
Direct operating expenses	27,015	27,966

Total Operating margin	53,089	46,079
Plus:
Gain (loss) on commodity derivatives, net	(257)	(238)
Less:
Corporate Expenses	32,844	21,101
Depreciation, amortization and accretion expense	29,351	25,041
Gain (loss) on sale of assets, net	(228)	1,122
Interest (income) expense	17,966	8,302
Other expense	(14)	(31)
Other, net	671	(365)
Income tax expense	1,123	735
Loss from discontinued operations, net of tax	—	539
Net income (loss) attributable to noncontrolling interest	1,303	(3)

Net income (loss) attributable to the Partnership	$(30,184)	$(10,600)

American Midstream Partners, LP and Subsidiaries

Segment Financial and Operating Data

(Unaudited, in thousands, except for operating and pricing data)

	Three Months ended March 31,
	2017	2016
Segment Financial and Operating Data:
Gas Gathering and Processing Services segment
Financial data:
Segment gross margin	$11,251	$11,619
Less: Direct operating expenses	8,065	8,548

Segment operating margin	$3,186	$3,071

Operating data:
Average throughput (MMcf/d)	207.6	225.4
Average plant inlet volume (MMcf/d)	103.3	105.3
Average gross NGL production (Mgal/d)	297.0	275.3
Average gross condensate production (Mgal/d)	80.9	70.7

Liquid Pipelines and Services segment
Financial data:
Segment gross margin	$6,470	$5,850
Less: Direct operating expenses	2,074	2,467

Segment operating margin	$4,396	$3,383

Operating data:
Average throughput Pipeline (Bbls/d)	33,080	31,749
Average throughput Truck (Bbls/d)	1,558	1,218

Natural Gas Transportation Services segment
Financial data:
Segment gross margin	$6,119	$5,563
Less: Direct operating expenses	1,235	1,227

Segment operating margin	$4,884	$4,336

Operating data:
Average throughput (MMcf/d)	390.0	477.0

Offshore Pipelines and Services segment
Financial data:
Segment gross margin	$25,802	$13,265
Less: Direct operating expenses	2,579	2,253

Segment operating margin	$23,223	$11,012

Operating data:
Average throughput (MMcf/d)	404.0	431.0

Terminalling Services segment
Financial data:
Segment revenue	$18,626	$14,218
Less: Purchases of natural gas, NGLs and condensate	4,393	2,205
Direct operating expenses	3,073	2,609

	Three Months ended March 31,
	2017	2016
Unrealized gain/loss on commodity derivatives	—	(39)

Segment operating margin	$11,160	$9,443

Operating data:
Contracted Capacity (Bbls)	5,299,667	4,519,300
Design Capacity (Bbls)*	5,400,800	4,800,800
Storage utilization	98.1%	94.1%
Terminalling and Storage throughput (Bbls/d)	56,279	58,639
*Excludes refined product blending terminals of 1,320,000 (Bbls)

Propane Marketing Services segment
Financial data:
Segment gross margin	$19,302	$28,305
Less: Direct operating expenses	13,062	13,471

Segment operating margin	$6,240	$14,834

Operating data:
NGL and refined product sales (Mgal/d)	202	237

Appendix A

Note About Non-GAAP Financial Measures

Gross margin, segment gross margin, operating margin and Adjusted EBITDA are performance measures that are non-GAAP financial measures. Each has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider gross margin, operating margin, or Adjusted EBITDA in isolation or as a substitute for, or more meaningful than analysis of, our results as reported under GAAP. Gross margin, operating margin and Adjusted EBITDA may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus interest expense, income tax expense, depreciation, amortization and accretion expense attributable to the Partnership, debt issuance costs paid during the period, distributions from investments in unconsolidated affiliates, transaction expenses primarily associated with our JPE Merger, Delta House acquisition, certain non-cash charges such as non-cash equity compensation expense, unrealized (gains) losses on derivatives and selected charges that are unusual, less construction and operating management agreement income, other post-employment benefits plan net periodic benefit, earnings in unconsolidated affiliates, gains (losses) on the sale of assets, net, and selected gains that are unusual. The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is net income (loss) attributable to the Partnership.

In this release, we present projected Adjusted EBITDA guidance for 2017. We are unable to project net income (loss) attributable to the Partnership to provide the related reconciliations of projected Adjusted EBITDA to the most comparable financial measure calculated in accordance with GAAP, because the impact of changes in distributions from unconsolidated affiliates, operating assets and liabilities, the volume and timing of payments received and utilized from our customers are out of our control and cannot be reasonably predicted. We provide a range for the forecast of Adjusted EBITDA to allow for the variability in gain (loss) on sale of assets, timing of cash receipts and disbursements, customer utilization of our assets, interest expense and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of Adjusted EBITDA to projected net income (loss) attributable to the Partnership is not available without unreasonable effort.”

DCF is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less interest expense, normalized maintenance capital expenditures, and distributions related to the Series A, Series C, and Series D convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and gross margin are metrics that we use to evaluate our performance.

We define segment gross margin in our Gas Gathering and Processing Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives, construction and operating management agreement income and the cost of natural gas, and NGLs and condensate purchased.

We define segment gross margin in our Liquid Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives and the cost of crude oil purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Natural Gas Transportation Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Offshore Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminalling Services segment as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

We define segment gross margin in our Propane Marketing Services segment as total revenue less purchases of natural gas, NGLs and condensate excluding non-cash charges such as non-cash unrealized gains or plus unrealized losses on commodity derivatives.

Gross margin is a supplemental non-GAAP financial measure that we use to evaluate our performance. We define gross margin as the sum of the segment gross margins for our Gas Gathering and Processing Services, Liquid Pipelines and Services, Natural Gas Transportation Services, Offshore Pipelines and Services, Terminalling Services and Propane Marketing Services segments. The GAAP measure most directly comparable to gross margin is Net income (loss) attributable to the Partnership.